U.S. SECURITIES AND EXCHANGE COMMISSION
Washington D. C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
    From 4 or Form 5 obligations may continue. See Instruction 1(b) Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person
    Burke, Franklin A.
    516 North Bethlehem Pike
    Spring House, PA 19477
2. Issuer Name and Ticker or Trading Symbol
    Abraxas Petroleum Corporation
    AXAS
3. IRS or Social Security number of Reporting Person (Voluntary)
    ###-##-####
4. Statement for Month/Year
    December-99
5. If Amendment, Date of Original Month/Year

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X)Director ( )10% Owner ( )Officer (give title below) ( )Other

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
___________________________________________________________________________________________________________________________________
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |12-21-|J   | | 146062           |A  | 5.03      | 430434            |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/29/|P   | |  35000           |A  | 0.7188    | 465434            |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/29/|P   | |   5000           |A  | 0.7500    | 470434            |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock               |12/29/|P   | |  15000           |A  | 0.8125    | 485434            |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock               |12/29/|P   | |  50000           |A  | 0.8750    | 535434            |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/30/|P   | |  25000           |A  | 0.7813    | 560434            |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/30/|P   | |  25000           |A  | 0.8125    | 585434            |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|






 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                    |
___________________________________________________________________________________________________________________________________|
1. Title of Security  |2.Conver- |3.Trans-|4.Transac- |5.Number of Deriv-|6.Date    |7.Title   |8.Price |9.Number|10.Owner-|11.Nat-|
                      |  siono or|  action|  tion Code|  ative Securities|  exerc-  |  and     |  of    |  of de-|   ship  |   ure |
                      |  Exercise|  Date  |  (Instr 8)|  acquired (A) or |  isable  |  Amount  |  Deriv-|  rivat-|   Form  |   of  |
                      |  Price of| (Month/|           |  or Disposed of  |  and Ex- |  of      |  ative |  ive   |   of    |   Ind-|
                      |  Deriv-  |   Day/ |           |  (D)(Instr. 3, 4,|  pirat-  |  Under-  |  Secur-|  Secu- |   Der-  |   ire-|
                      |  ative   |   Year)|           |  and 5)          |  ion     |  lying   |  ity   |  riti- |   ivat- |   ct  |
                      |  Security|        |           |                  |  Date    |  Security|        |  es be-|   ive   |   Ben-|
                      |          |        |           |                  |          |          |        |  nefic-|   Sec-  |   efi-|
                      |          |        |           |                  |          |          |        |  ially |   uri-  |   cial|
                      |          |        |           |                  |          |          |        |  owned |   ty:   |   Own-|
                      |          |        |           |                  |          |          |        |  at end|   Dir-  |   er- |
                      |          |        |           |                  |          |          |        |  of    |   ect   |   ship|
                      |          |        |           |                  |          |          |        |  Month |   (D)or |       |
                      |          |        |___________|__________________|__________|__________|        |        |   indir-|       |
                      |          |        |     |     |         |        |Date|Exp- |     |Amo |        |        |   ect(I)|       |
                      |          |        |Code |  V  |  (A)    |  (D)   |Exer|irat |Title|unt-|        |        |         |       |
                      |          |        |     |     |         |        |able| ion |     |or  |        |        |         |       |
                      |          |        |     |     |         |        |    |Date |     |Num-|        |        |         |       |
                      |          |        |     |     |         |        |          |     |ber |        |        |         |       |
___________________________________________________________________________________________________________________________________|
Director stock option |  2.03    |3/25/99 |  A  | V   | 2000    |        |(1) |3/25 |COMMON|2000|        |  23900 |   D     |      |
                      |          |        |     |     |         |        |    |2000 |STOCK |    |        |        |         |      |
___________________________________________________________________________________________________________________________________

Explanation of Responses:
(1) Shares issued in connection with debt for equity exchange



Signature of Reporting Person

_______________________________
Franklin A. Burke

January 6, 2000